Exhibit 99.4

CONSENT OF MACQUARIE CAPITAL (USA) INC.

Board of Directors

WesBanco, Inc.

One Bank Plaza

Wheeling, WV 26003

We hereby consent to the inclusion of our opinion letter, dated July 19, 2012, to the Board of Directors of WesBanco, Inc. (the “Company”) included as Annex C, and to the references thereto under the caption “Opinion of WesBanco’s Financial Advisor” in, the joint proxy statement/prospectus relating to the proposed merger transaction involving Fidelity Bancorp, Inc., and the Company, which joint proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of the Company. In giving such consent, we do not admit and we hereby disclaim that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

MACQUARIE CAPITAL (USA) INC.

By:	/s/ Michael R. McClintock
Name:	Michael R. McClintock
Title:	SMD

By:	/s/ Erik Kushto
Name:	Erik Kushto
Title:	SVP

New York, New York

September 11, 2012